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                                                                     EXHIBIT 3.1


                            CERTIFICATE OF SECRETARY

                                       OF

                      PACIFIC SUNWEAR OF CALIFORNIA, INC.
                            a California corporation


         I, Carl W. Womack, Secretary of Pacific Sunwear of California, Inc., a California corporation (this "Corporation"), hereby certify that attached hereto as Exhibit A is a true, correct and complete copy of the amendment to Article III, Section 2 of the Bylaws of this Corporation as duly adopted by an Action by Unanimous Written Consent of the Board of Directors of this Corporation, effective as of August 19, 1998.

         IN WITNESS WHEREOF, the undersigned has executed this certificate as of August 19, 1998.


                                             /s/ CARL W. WOMACK
                                             -----------------------------------
                                                 Carl W. Womack
                                                 Secretary
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                                   EXHIBIT A

                     Amendment to Article III, Section 2 of
               the Bylaws of Pacific Sunwear of California, Inc.,
                            a California corporation

                        Effective as of August 18, 1998


         SECTION 2. NUMBER AND QUALIFICATION OF DIRECTORS. The authorized number of directors shall be not less than five nor more than nine until changed by Amendment of the Articles of Incorporation or by a Bylaw duly adopted by approval of the outstanding shares. The exact number of directors shall be fixed, within the limits specified, by amendment of the next sentence duly adopted either by the Board of Directors or the shareholders. The exact number of directors shall be six until changed as provided in this Section 2.